Press
Information

Contact: Thom Mocarsky

Arbitron Inc.

410-312-8239

thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron response to New Jersey Office of the Attorney General subpoena
Company maintains Portable People Meter radio ratings services are valid, fair and representative of the diversity of the radio markets measured

NEW YORK; September 15, 2008 – Arbitron Inc. (NYSE: ARB) today released the following statement in response to the subpoena of the New Jersey Office of the Attorney General regarding the Portable People MeterTM radio ratings services.

Arbitron is justly proud of the quality and reliability of its Portable People Meter radio ratings services. Arbitron PPMTM services are valid, fair and representative of the diversity of the radio markets measured.

Broadcasters have long called for the adoption of a more precise and credible audience measurement tool in order to meet the long-standing demands of advertisers who have called on radio to adopt a more accountable radio ratings system on par with those of other media.

•	The difference between PPM ratings and diary ratings is a function of the survey tool, not the sample.

•	Broadcasters of all formats, including urban and Hispanic, who have embraced PPM as programming tool, have increased their audiences and their standing in the marketplace since the initial release of electronic ratings;

•	Arbitron will continue to adhere to the Media Rating Council Voluntary Code of Conduct and will continuously strive to improve the PPM radio ratings service.

“Once again, the media industry should be concerned about these continued political encroachments on the valuable role that the Media Rating Council fulfills,” said Steve Morris, chairman, president and chief executive officer, Arbitron Inc. “The MRC oversees a well-established, widely-accepted process that has served television, radio, print, Internet and other ad-supported media for more than four decades. The MRC has also been a driving force behind the important and continuing quality improvements in the ratings services that the media industry counts on.”

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron’s executive offices are located in New York City.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the commercialization of our Portable People MeterTM service;

•	successfully design, recruit and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	complete the Media Rating Council (“MRC”) audits of our local market PPM ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement business;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn, generally, and in the advertising market, in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure new forms of audio content and delivery, multimedia and advertising in an increasingly competitive environment; and

•	successfully maintain industry usage of our services in light of governmental regulation, legislation, litigation, activism or adverse public relations efforts prompted by various industry groups and market segments.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2007, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.